Exhibit 99.1

PFSweb Announces Results of 2015 Annual Meeting of Stockholders

ALLEN, Texas – July 27, 2015 – PFSweb, Inc. (NASDAQ: PFSW), a global provider of end-to-end eCommerce solutions, held its Annual Meeting of Stockholders today, July 27, 2015 in Allen, Texas.

All corporate proposals were approved by the Company’s stockholders, including the election of six directors, Mr. Benjamin Rosenzweig, Ms. Monica Luechtefeld, Mr. Michael Willoughby, Mr. Shinichi Nakagura, Mr. James F. Reilly and Mr. David I. Beatson; the approval of amendments to the Company’s Rights Agreement; and the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global provider of end-to-end eCommerce solutions including digital agency and marketing services, technology development services, business process outsourcing services and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Ricoh, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Washington, New York, Canada, Belgium, London, Munich and India. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

Investor Relations

Liolios Group, Inc.

Scott Liolios or Sean Mansouri

Tel 1-949-574-3860

PFSW@liolios.com